SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]                                          | ---------------------------------|
Filed by a Party other than the Registrant  [ ]                                          |        OMB APPROVAL              |
                                                                                         | ---------------------------------|
Check the appropriate box:                                                               |  OMB Number: 3235-0059           |
                                                                                         | ---------------------------------|
[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission         |  Expires: January 31, 2008       |
[ ] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))         | ---------------------------------|
[X] Definitive Additional Materials                                                      |  Estimated average burden        |
[ ] Soliciting Material Pursuant to Rule 14a-12                                          |    hours per response... 14      |
                                                                                         | ---------------------------------|
                                   ----------

                      Pioneer Tax Advantaged Balanced Trust
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

[LOGO] PIONEER
       Investments(R)

                  IMPORTANT NOTICE FROM YOUR BOARD OF TRUSTEES

                                                                  April 24, 2007

Dear Fellow Shareholder:

     We are sending you the enclosed proxy statement and WHITE proxy card for your Fund's Annual Meeting of Shareholders to be held on June 8, 2007. Your Board of Trustees recommends that you carefully review the enclosed proxy material and that you support the re-election of three experienced trustees of the Fund and oppose proposals 2A, 2B and 2C by signing, dating and mailing the enclosed WHITE proxy card.

             YOU SELECTED A FUND WITH A UNIQUE INVESTMENT STRATEGY

     Your Fund implements a unique investment strategy of combining municipal bonds that generate income that is 100% exempt from regular federal income tax AND equity securities that pay dividends qualifying for a special federal tax rate of 15%, and that also offer the potential for long-term capital appreciation, also taxed at a 15% federal rate.

     In addition to this innovative investment strategy and equally important is the utilization of financial leverage to enhance the Fund's total return potential.

                  YOUR FUND IS PROVIDING WHAT IT PROMISED YOU

     Your Fund's investment objective is to seek a high level of after-tax return, including attractive tax-advantaged income.

     As of March 31, 2007, your Fund had average annual total returns of 19.42% for the one-year period, 7.07% for the three-year period, and 4.34% since inception (January 30, 2004), based on its market price. Based on your Fund's net asset value, your Fund's average annual total returns for those same periods were 13.12%, 9.98%, and 9.70%, respectively. Furthermore, your federal tax-adjusted return based on the Fund's net asset value was 12.65% for the one-year period ended March 31, 2007 (assuming you continued to hold your investment and assuming continuation of the low effective tax rate described below).

     Just as important is the fact that shareholders were able to keep over 90% of the Fund's combined dividends and capital gain distributions for the latest calendar year (2006), after paying federal taxes, because the Fund produced income that resulted in a maximum average effective regular federal income tax rate of only 9.117%.

             VOTE THE WHITE PROXY CARD TO KEEP YOUR FUND ON TRACK!

                YOUR FUND'S UNIQUE INVESTMENT STRATEGY REQUIRES A
                      HIGHLY QUALIFIED INVESTMENT ADVISER

     Blending municipal bonds, equity securities that pay tax qualified dividends, and leverage into an integrated portfolio is an innovative and sophisticated strategy that requires management expertise in all three areas.

     The seven independent trustees of your Fund recognize this and look to a highly qualified investment adviser like Pioneer to implement the Fund's sophisticated strategy. None of the seven independent trustees is affiliated with Pioneer.

     Pioneer is part of a global investment firm with offices in 22 countries and approximately $310 billion in assets under management as of March 31, 2007, of which approximately $82 billion is managed by Pioneer in the U.S.

     As of March 31, 2007, Pioneer managed approximately $44 billion in U.S. fixed income investments and approximately $38 billion in U.S. equity investments.

     The independent trustees annually review Pioneer's services as your Fund's investment adviser and last November approved continuation of Pioneer as your Fund's adviser.

     Thank you for your attention and cooperation. If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

                                The Altman Group
                                 (800) 232-1064
                                  (toll free)
                                   * * * * *

     By now, you may have learned that a dissident shareholder has filed a proxy statement with the intention of launching a hostile and costly proxy contest for three seats on your Fund's Board of Trustees. As a result, you may also receive proxy solicitation materials and a green proxy card from that dissident seeking your vote to elect his slate of hand-picked nominees, all of whom, he indicates, favor changing the Fund's investment objective from that of seeking a high level of after-tax return, including attractive tax-advantaged income, to an objective of seeking capital appreciation by investing in equity securities. Furthermore, a second dissident has nominated a completely different slate of three nominees, and you may or may not receive proxy solicitation materials for that different dissident slate as well.

            YOUR BOARD OF TRUSTEES VIGOROUSLY OPPOSES THE DISSIDENT
             PROXY SOLICITATIONS AND STRONGLY URGES YOU NOT TO SIGN
                OR RETURN ANY GREEN OR OTHER COLORED PROXY CARD
                         SENT TO YOU BY ANY DISSIDENT.

             VOTE THE WHITE PROXY CARD TO KEEP YOUR FUND ON TRACK!

     Your Board of Trustees is committed to the integrity of your Fund's investment strategy and believes that the Fund's management team is best positioned to continue the Fund's success.

              TRUSTEES BOCK, COGAN AND WEST UNDERSTAND AND SUPPORT
             CONTINUATION OF YOUR FUND'S UNIQUE INVESTMENT STRATEGY

     The three trustees who are standing for re-election have strong backgrounds and are part of a cohesive Board that has brought a variety of skills to their oversight of your Fund since its inception. Their experience with your Fund's innovative and sophisticated strategy is unmatched. They bring diverse talents to the Board and are not affiliated with one another except by their common Board service. Do not replace them with three nominees who admit they all would vote for an agenda of radically changing your Fund's investment strategy.

     Mr. Cogan is a prominent figure in the mutual fund industry. Mr. Bock has served as a senior financial executive at Lehman Brothers and the World Bank, among others. Mr. West has been for many years a respected leader in the securities and financial bar and has served as legal counsel to numerous investment companies and investment advisers.

          DO NOT ABANDON YOUR FUND'S UNIQUE TAX-ADVANTAGED INVESTMENT
                            STRATEGY FOR AN ORDINARY
                           EQUITY INVESTMENT STRATEGY

     You invested in the Fund because the Fund's investment strategy is consistent with your long-term investment objective. Unless your investment objective has changed, turning your Fund into an ordinary equity fund will destroy your Fund's ability to meet your investment needs and goals.

                                   * * * * *

     Please be sure to complete, sign and date the enclosed WHITE proxy card to ensure that your vote is counted. If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past annual meetings) unless you complete, sign, date and return the voting instructions form it will send to you. In addition, if you hold your shares in a brokerage or bank account, your broker or bank may allow you to provide your voting instructions by telephone or Internet. Please consult the materials you receive from your broker or bank prior to providing voting instructions to it by telephone or Internet.

     If you have previously returned any proxy card sent to you by a dissident shareholder or any person other than the Fund, you may change any vote you may have indicated by signing, dating and returning the enclosed WHITE proxy card in the accompanying envelope. You may also revoke a proxy or change it by written notice to the Fund at Pioneer Tax Advantaged

Balanced Trust, c/o Pioneer Investments, 60 State Street, Boston, Massachusetts 02109 (Attention: Secretary), by submitting a subsequently executed and dated proxy or by attending the Meeting and casting your vote in person. Attending the Meeting will not automatically revoke your prior proxy.

     The Board unanimously recommends that you vote FOR the election of the Board's three nominees and AGAINST each of the three shareholder proposals that may be presented at the meeting on the enclosed WHITE proxy card. The Board unanimously urges that you NOT vote for any of the individuals on either of the two slates that were put forward by dissidents or any of the three shareholder proposals. The Board unanimously believes that the Board's nominees will better serve the interests of the shareholders of the Fund than any of the hand-picked nominees of the two dissident groups and that the shareholder proposals are not in the best interests of the Fund or its long-term shareholders.

     Please vote only the WHITE card. Do not sign or send back the green card (or any other color card you receive) even as a protest vote against the dissident nominees, as doing so will cancel out any prior vote you cast FOR your Board's nominees on the WHITE card.

                                              On Behalf of the Board of Trustees

     Your Fund has filed a proxy statement with the Securities and Exchange Commission regarding the matters to be acted upon at the 2007 Annual Meeting. Shareholders are urged to carefully review the proxy statement and the Fund's other proxy materials, when available, because they contain important information. Among other things, the proxy statement provides information about the Fund and its trustees and executive officers, who may be deemed to be participants in the solicitation of proxies in favor of the Board's nominees, and additional information about the solicitation. This letter may be deemed to be solicitation material with respect to the proxy statement. A copy of the proxy statement has accompanied the copy of this letter that has been mailed to all shareholders. Investors may obtain a free copy of the proxy statement and other proxy materials (when available) at the Securities and Exchange Commission's website at www.sec.gov. Investors may also obtain free copies of the proxy statement and other documents filed by the Fund in connection with the Annual Meeting by directing a request to:

                                The Altman Group
                             1200 Wall Street West
                              Lyndhurst, NJ 07071
                                 (800) 232-1064
                                  (toll free)

         (C)2007 Pioneer Investments Management, Inc., 60 State Street,
                           Boston, Massachusetts 02109

  Member of the UniCredito Italiano Banking Group, Register of Banking Groups